Exhibit 2.4

Execution Version

AMENDMENT NO. 3 TO

ACQUISITION AGREEMENT

THIS AMENDMENT NO. 3 TO THE ACQUISITION AGREEMENT (this “Amendment”) is entered into as of November 11, 2022, by and among Surf Air Global Limited, a British Virgin Islands company (“Surf Holdings”), Surf Air Inc., a Delaware corporation (“Surf Air”), Surf Air Mobility Inc., a Delaware corporation and wholly owned subsidiary of Surf Holdings (“NewCo”), SAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”, and together with Surf Air, NewCo and Surf Holdings, the “Surf Entities”), and Southern Airways Corporation, a Delaware corporation (the “Company”). Each entity is referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Acquisition Agreement, as defined below.

W I T N E S S E T H:

WHEREAS, the Surf Entities and the Company entered into that certain Acquisition Agreement, dated as of March 17, 2021, as amended by that certain Amendment No. 1 to Acquisition Agreement, dated as of August 22, 2021 and that certain Amendment No. 2 to Acquisition Agreement, dated as of May 17, 2022 (collectively, the “Acquisition Agreement”) pursuant to which, subject to the terms and conditions thereunder, the Parties intend to effect a merger of Merger Sub with and into the Company in accordance with the Acquisition Agreement and the General Corporation Law of the State of Delaware, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of NewCo;

WHEREAS, concurrently with the execution of this Amendment, the Company has delivered the Stockholder Written Consent;

WHEREAS, in connection with a possible direct listing of shares of NewCo common stock, the Parties desire to amend the Acquisition Agreement as set forth herein; and

WHEREAS, pursuant to Section 8.03 of the Acquisition Agreement, the Acquisition Agreement may be amended by a written instrument signed on behalf of the Party against whom enforcement is sought.

NOW, THEREFORE, in consideration of the foregoing and of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendments to the Acquisition Agreement. The Acquisition Agreement is hereby amended as follows:

(a)	The first two (2) recitals and the forth and the fifth recitals are deleted in their entirety and replaced with the following:

“WHEREAS, the Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) to be conditioned on the closing of, and to be consummated simultaneously with the Business Combination (as defined below), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of NewCo;

WHEREAS, Surf Holdings intends to effect a business combination transaction pursuant to which a newly-formed wholly-owned subsidiary of NewCo would be merged with and into Surf Holdings after which Surf Holdings would be a wholly-owned subsidiary of NewCo (the “Business Combination”) pursuant to a Business Combination Agreement by and among Surf Holdings, NewCo and the other parties thereto to be entered into prior to the Closing in form and substance reasonably satisfactory to the Company, as such agreement may be amended, restated or otherwise modified from time to time (the “Business Combination Agreement”);

WHEREAS, prior to the effectiveness of the Business Combination and the Merger, NewCo will file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-1 or such other available form for registration with the SEC (as amended or supplemented from time to time, the “Registration Statement”) to register the resale of the then outstanding shares of NewCo Common Stock, and concurrently with the Registration Statement becoming effective, the Merger the Business Combination and the Direct Listing will be completed and, as a result, the stockholders of each of Surf Holdings and the Company will hold NewCo Common Stock registered under Section 12(b) of the Securities Exchange Act of 1934, as amended;

(b)	The ninth (9th) recital is deleted in its entirety and replaced with the following:

WHEREAS, Southern will use reasonable best efforts to deliver prior to the Closing an Action by Written Consent of the Stockholders evidencing the approval of (i) this Agreement, (ii) the Merger and (iii) the other transactions contemplated hereby, in a form reasonably acceptable to Surf Air (the “Stockholder Written Consent”), executed by (x) the Stockholders holding at least a majority of the voting power of the outstanding shares of the Company Capital Stock, (y) the Stockholders holding at least a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class and (z) the Stockholders holding at least a majority of the outstanding shares of series B Preferred Stock (the foregoing consents set forth in clauses (x), (y) and (z), collectively, the “Requisite Stockholder Consent”);

(c)	The first sentence of Section 1.04 is deleted in its entirety as replaced with the following:

Unless this Agreement is earlier terminated pursuant to its terms, the closing of the Merger (the “Closing”) will take place concurrently with the Direct Listing (as defined in Appendix A) on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI, remotely by exchange of documents and signatures, unless another time or place is mutually agreed upon in writing the parties hereto.

(d)	A new sentence is added the end of Section 1.11(c) to read as follows:

“For the avoidance of doubt, the letter of transmittal shall include representations and warranties necessary to determine if a Stockholder is an “accredited investor” within the meaning of Rule 5.01(a) of Regulation D promulgated under the Securities Act.”

(e)	Section 3.02 is hereby deleted in its entirety and replaced with the following:

“3.02. Authority. Each of the Surf Entities has all requisite corporate or similar power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Surf Entities of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action on the part of each of the Surf Entities. This Agreement and any Related Agreements to which any Surf Entity is a party have been duly executed and delivered by such Surf Entity and constitute the valid and binding obligations of such Surf Entity, enforceable against such Surf Entity in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.”

(f)	Section 5.01 is hereby deleted in its entirety and replaced with the following:

“5.01 Access to Information. The Company shall afford the Surf Entities and their respective accountants, counsel and other representatives, reasonable access during normal business hours, without disruption to the business of the Company during the period from the date hereof and ending at the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and the Subsidiaries, including all Company Intellectual Property, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company and the Subsidiaries as Surf Air may reasonably request, and (iii) all employees of the Company as identified by Surf Air. The Company agrees to provide to the Surf Entities and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.01 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.”

(g)	Section 5.04 is hereby deleted in its entirety and replaced with the following:

“5.04 Public Disclosure. Neither the Company, any Subsidiary, nor any of their representatives, on one hand, nor any of the Surf Entities or any of their respective representatives, on the other hand, shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other; provided however, that the Company, the Surf Entities and any of their respective representatives may issue any such statement or communication as required by applicable Legal Requirements or to (i) any third party pursuant to any existing contractual obligation, (ii) any existing investor of the Company or the Surf Entities, or (iii) any prospective investor of the Surf Entities.”

(h)	Section 5.07(a) is hereby deleted in its entirety and replaced with the following:

“(a) [Reserved]”

(i)	Section 5.07(e) is hereby deleted in its entirety and replaced with the following:

“(a) [Reserved]”

(j)	Section 5.15(b) is hereby deleted in its entirety and replaced with the following:

(b) Reorganization. For U.S. federal income tax purposes, it is intended that the

Business Combination, the Pipe Investment, if any, and the Merger (the “Transactions”) qualify as a single integrated transaction described in Section 351 of the Code (the “Intended Tax Treatment”). From and after the date hereof and until the Effective Time, none of the Surf Entities, the Company and any of their respective Subsidiaries shall knowingly (i) take any action, cause any action to be taken or fail to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action described in (i). Provided the Company receives the opinion described in Section 6.03(e), each Party (and its affiliates) shall report the Transactions in accordance with the Intended Tax Treatment (including by attaching the statement described in Treasury Regulation Section 1.351- 3(b) on or with the U.S. federal income Tax Return of such Party (or affiliate) for the taxable year that includes the Transactions), and no Party (nor any affiliate thereof) shall take any position on any Tax Return, in any Tax proceeding or otherwise that is inconsistent with the Intended Tax Treatment, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code.

(k)	5.17 is hereby deleted in its entirety and replaced with the following:

“5.17 NewCo Board. The Parties acknowledge and agree that following the closing of the Direct Listing, (a) the board of directors of NewCo (the “NewCo Board”) is intended to have nine (9) members. The Parties agrees that (x) the Company shall have the right to designate one of the members of NewCo Board which the Company agrees will be R. Stanley Little (or, if R. Stanley Little, is unable to serve, a replacement determined by the Company prior to Closing), and, (y) if at any time within twelve (12) months following the Effective Date, the number of directors of the NewCo Board is increased to more than nine (9) members, R. Stanley Little shall be entitled to designate an additional director to the NewCo Board. The NewCo Board shall comply with the requirements on any stock exchange on which the NewCo Common Stock will be listed and any applicable state law requirements, including with respect to diversity, independence and committee composition. The Parties agree that, notwithstanding anything to the contrary set forth herein, R. Stanley Little shall be an express third party beneficiary of this Section 5.17 entitled to enforce the terms hereof.”

(l)	Section 6.01(b) is hereby deleted in its entirety and replaced with the following:

“(b) Registration Statement. The Registration Statement shall register the resale of the outstanding shares of NewCo Common Stock issued in the Merger and the Business Combination and in respect of any Pipe Investment, such Registration statement shall have become effective under the Securities Act, all of the shares of Newco Common Stock issued in the Merger and the Business Combination and in respect of any Pipe Investment shall have been registered thereunder for resale from and after the consummation of the Merger and no stop order suspending the use of the Registration Statement shall have been issued by the SEC. The shares of NewCo Common Stock issuable pursuant to Section 1.08(a) shall have been approved for listing on the New York Stock Exchange or The Nasdaq Stock Market LLC, subject to official notice of issuance.

(m)	Section 6.01(c) is hereby deleted in its entirety and replaced with the following:

“(c) Business Combination. The Business Combination shall be consummated in accordance with the terms of the Business Combination Agreement and the Direct Listing shall be consummated, in each case simultaneously with the consummation of the Merger. ”

(n)	Section 6.01(d) is hereby deleted in its entirety and replaced with the following:

(d) Stockholder Approval. The Requisite Stockholder Consent shall have been obtained, adopting and approving this Agreement, the Merger, the Certificate of Merger, and the transactions contemplated hereby and thereby. The Stockholder Written Consent has been duly executed and delivered, has not been rescinded and remains in full force and effect.

(o)	Section 6.03(e) is hereby deleted in its entirety and replaced with the following:

“(e) Tax Opinion. The Company shall have received from Fried Frank a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Business Combination, a Pipe Investment, if any, and the Merger, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Fried Frank shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.15.”

(p)	Section 8.01(j) is hereby deleted in its entirety and replaced with the following:

“(j) by the Company, if the Business Condition (as defined in Exhibit B) is not satisfied as of September 30, 2022 or fails to be satisfied at any time thereafter.

(q)	Section 9.10 is hereby deleted in its entirety and replaced with the following:

“9.10 [Reserved]”

(r)	Exhibit B to the Acquisition Agreement is amended to delete the definition of “Business Combination” in its entirety.

(s)	The following defined term shall be deleted from Appendix A of the Acquisition Agreement: “Information Statement” and “Total Closing Consideration” .

(t)	The following defined terms in Appendix A of the Acquisition Agreement are hereby deleted in their entirety and replaced with the following:

“Aggregate Merger Consideration” means a number of shares of NewCo Common Stock representing the greater of (a) shares having an aggregate DL Value equal to $81.25 million and (b) 12.5% of shares of the Fully-Diluted Shares.

“NewCo Common Stock” means the common stock of NewCo, par value $0.0001 per share.

“Outside Date” means April 30, 2023.

(u)	The following defined terms are added to Appendix A of the Acquisition Agreement:

“DL Value” means the opening price per share of NewCo Common Stock on the applicable national securities exchange on the first full day of trading on such exchange after the Direct Listing.

“Direct Listing” means NewCo’s initial listing of Newco Common Stock on the New York Stock Exchange or The Nasdaq Stock Market LLC by means of the Registration Statement and such Registration Statement registers all of the shares of Newco Common Stock issued in the Merger, the Business Combination or any Pipe Investment for resale from and after the consummation of the Merger. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering.

“Fully-Diluted Shares” means the number of shares of NewCo Common Stock to be outstanding after giving effect to the Business Combination, the Merger, the Pipe Investment, if any, and any other issuance of equity of Newco prior to, or in connection with, the Business Combination, the Merger, the Pipe Investment, if any, and the Direct Listing and transactions related thereto on a fully-diluted basis assuming the full exercise, exchange, conversion and settlement of all then outstanding options, warrants, restricted stock units, Simple Agreements for Future Equity, or other securities or rights, directly or indirectly, exercisable or exchangeable for, or convertible into, shares of NewCo Common Stock but excluding any shares of NewCo Common Stock reserved for issuance but not awarded under any equity incentive compensation plan of Newco or any of its Subsidiaries.

2. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

3. Effect of Amendment; No Waiver. Except as expressly set forth in Section 1 of this Amendment: (a) the terms and conditions of the Acquisition Agreement (as previously amended) are unaffected by this Amendment, (b) the Parties hereby reserve all rights and privileges under the Acquisition Agreement that exist as of the date of the Acquisition Agreement (as previously amended) and this Amendment and (c) the execution of this Amendment by the Parties shall not constitute a waiver by any Party of any such rights or privileges that exist as of the date of this Amendment.

4. Other Provisions. Sections 8.03 (Amendment), 8.04 (Extension; Waiver), 9.01 (Notices), 9.04 (Entire Agreement; Assignment), 9.05 (Severability), 9.07 (Governing Law; Exclusive Jurisdiction), 9.08 (Rules of Construction) and 9.09 (Waiver of Jury Trial) of the Acquisition Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHERE OF, the Parties have duly executed this Amendment as of the date first written above.

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	CEO

SURF AIR INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	CEO

SAC MERGER SUB INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President

SOUTHERN AIRWAYS CORPORATION

By:	/s/ R. Stanley Little
Name:	R. Stanley Little
Title:	CEO